As filed with the Securities and Exchange Commission on March 17, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Gridsum Holding Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Jade Palace Hotel Office Building, 8th Floor

76 Zhichun Road

Haidian District, Beijing 100086

People’s Republic of China

(86-10) 8261-9988

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gridsum Holding Inc. Stock Option Plan

Gridsum Holding Inc. Equity Incentive Plan

(Full Title of the Plan)

Law Debenture Corporate Services Inc.

4th Floor, 400 Madison Avenue

New York, New York 10017

(212) 750-6474

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael Peng Zhang

Chief Financial Officer

Jade Palace Hotel Office Building, 8th Floor

76 Zhichun Road

Haidian District, Beijing 100086

People’s Republic of China

(86-10) 8261-9988

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class B Ordinary Shares, US$0.001 per value per share	2,431,161 shares(3)	US$0.42(3)	US$1,021,087.62	US$118.35
Class B Ordinary Shares, US$0.001 per value per share	1,320,000 shares(4)	US$10.11(4)	US$13,345,200.00	US$1,546.71
Class B Ordinary Shares, US$0.001 per value per share	1,809,792 shares(5)	US$13.19(5)	US$23,871,156.48	US$2,766.67
Total	5,560,953 shares	—	US$38,237,444.10	US$4,431.73(6)

(1)	These shares may be represented by the Registrant’s American depositary shares, or ADSs, each of which represents one Class B ordinary share. The Registrant’s ADSs issuable upon deposit of the Class B ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (333-213560).
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement includes an indeterminate number of additional shares which may be offered and issued to prevent dilution from stock splits, stock dividends or similar transactions as provided in Gridsum Holding Inc. Stock Option Plan (the “Stock Option Plan”) and Gridsum Holding Inc. Equity Incentive Plan (the “Equity Incentive Plan”, together with the Stock Option Plan, the “Plans”).
(3)	Represents shares issuable upon exercise of options granted under the Stock Option Plan. Pursuant to Rule 457(h), the proposed maximum offering price per share for such shares is the weighted average exercise price per share.
(4)	Represents shares issuable upon exercise of options granted under the Equity Incentive Plan. Pursuant to Rule 457(h), the proposed maximum offering price per share for such shares is the weighted average exercise price per share.
(5)	Represents shares reserved for future grants under the Equity Incentive Plan. Pursuant to Rule 457(c) and Rule 457(h), the proposed maximum offering price per share for such shares are based on the average of the high and low prices for the Registrant’s ADSs, as quoted on the NASDAQ Global Select Market on March 16, 2017.
(6)	Pursuant to Rule 457(p) under the Securities Act, a portion of the registration fee that would otherwise be payable under Rule 457 is hereby offset against the Registrant’s registration fee of $3,122.30 paid to the SEC in connection with the Registrant’s filing of a registration statement on Form S-8 on December 30, 2016 (File No. 333-215368), which registration statement was subsequently withdrew by the Registrant.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

Item 1. Plan Information*

Item 2. Registrant Information and Employee Plan Annual Information*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. The documents containing information specified in this Part I will be separately provided to the participants covered by the Plans, as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Gridsum Holding Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

(a) The Registrant’s prospectus filed with the Commission pursuant to Rule 424(b)(4) under the Securities Act on September 23, 2016, dated September 22, 2016;

(b) The Registrant’s Reports of Foreign Private Issuer on Form 6-K (File No. 001-37871) filed with the Commission on November 22, 2016, March 16, 2017 and March 17, 2017; and

(d) The description of the Registrant’s Class B ordinary shares and ADSs contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-37871) filed with the Commission on September 9, 2016, including any amendment and report subsequently filed for the purpose of updating that description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our fifth amended and restated memorandum and articles of association require us to indemnify our officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty, willful default, or fraud of such directors or officers.

Pursuant to indemnification agreements, the form of which is filed as Exhibit 10.3 to our Registration Statement on Form F-1 (File No. 333-213348), we agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The underwriting agreement, the form of which is filed as Exhibit 1.1 to our Registration Statement on Form F-1 (File No. 333-213348), also provides for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See the Exhibit Index attached hereto.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, People’s Republic of China, on March 17, 2017.

Gridsum Holding Inc.

By:	/s/ Guosheng Qi
Name:	Guosheng Qi
Title:	Chief Executive Officer and Chairman

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, severally and not jointly, each of Mr. Guosheng Qi and Mr. Michael Peng Zhang, with full power to act alone, as his or her true and lawful attorneys-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Guosheng Qi	Chief Executive Officer and Chairman	March 17, 2017
Guosheng Qi	(principal executive officer)

/s/ Michael Peng Zhang	Chief Financial Officer	March 17, 2017
Michael Peng Zhang	(principal financial and accounting officer)

/s/ Guofa Yu	Director	March 17, 2017
Guofa Yu

/s/ Xiang Fan	Director	March 17, 2017
Xiang Fan

/s/ Yanchun Bai	Director	March 17, 2017
Yanchun Bai

/s/ Xudong Gao	Director	March 17, 2017
Xudong Gao

/s/ Thomas Adam Melcher	Director	March 17, 2017
Thomas Adam Melcher

/s/ Peter Andrew Schloss	Director	March 17, 2017
Peter Andrew Schloss

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Gridsum Holding Inc., has signed this Registration Statement or amendment thereto in New York on March 17, 2017.

Authorized U.S. Representative

By:	/s/ Giselle Manon
Name:	Giselle Manon
Title:	Service of Process Officer Law Debenture Corporate Services Inc.

EXHIBIT INDEX

Exhibit No.	Description

4.1	Fifth Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit 3.3 to the Registrant’s Registration Statement on Form F-1 (File no. 333-213348))

4.2	Specimen Certificate for Class B ordinary shares (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form F-1 (File no. 333-213348))

4.3*	Deposit Agreement among the registrant, the depositary and all holders and beneficial owners of the American Depositary Shares issued thereunder

5.1*	Opinion of Travers Thorp Alberga regarding the validity of the Class B ordinary shares being registered

10.1	Gridsum Holding Inc. Stock Option Plan (incorporated by reference to Exhibit 99.1 to the Registrant’s Report of Foreign Private Issuer on Form 6-K (File no. 001-37871) filed with the Securities and Exchange Commission on March 17 , 2017)

10.2	Gridsum Holding Inc. Equity Incentive Plan (incorporated by reference to Exhibit 99.2 to the Registrant’s Report of Foreign Private Issuer on Form 6-K (File no. 001-37871) filed with the Securities and Exchange Commission on March 17, 2017)

23.1*	Consent of PricewaterhouseCoopers Zhong Tian LLP, Independent Registered Public Accounting Firm

23.2*	Consent of Travers Thorp Alberga (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page hereto)

*	Filed herewith.